Exhibit 99.1

Contacts: Gary C. Forman, Chairman of the Board Pacific Financial Corporation 360.537.4061

News Release

Daniel J. Tupper Appointed to Pacific Financial Corporation Board of Directors

ABERDEEN, WA – August 1, 2014 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today announced that Daniel J. Tupper has been appointed to its Board of Directors and the Board of Directors of the Bank of the Pacific, effective immediately. The appointment is for 2 years.

“We are delighted and fortunate to welcome Dan to our Board of Directors,” said Gary C. Forman, Chairman of the Board. “His proven business acumen will bring a unique perspective on issues that will be of great importance to our institution. As we continue to position ourselves for future growth and success, we believe Dan’s input will be invaluable.”

Dan Tupper is recognized as a successful business leader in the Twin Harbors region of Washington State. Tupper is currently the Vice President and General Manager of Crown Distributing Co. of Aberdeen, Inc., in addition to serving on the board of the Washington Beer and Wine Distributors Association. Tupper graduated from the University of Washington with a Bachelors of Arts Degree in Business Administration with a concentration in marketing and human resources.

ABOUT PACIFIC FINANCIAL CORPORATION

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in western Washington and Oregon. As of June 30, 2014, the Company had total assets of $719 million and operated sixteen branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, DuPont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Transmitted on GlobeNewswire on August 1, 2014, at 8 a.m., Pacific Time.